FOR IMMEDIATE RELEASE

Date:	July 22, 2013
Contacts:	Ken Taylor, EVP/CFO, or Kevin McPhaill, EVP/Chief Banking Officer
Phone:	(559) 782-4900 or (888) 454-BANK
Website Address:	www.sierrabancorp.com

SIERRA BANCORP REPORTS EARNINGS INCREASE

Porterville, CA – July 22, 2013 – Sierra Bancorp (Nasdaq: BSRR), parent of Bank of the Sierra, today announced its unaudited financial results for the quarter and the six-month period ended June 30, 2013. Sierra Bancorp recognized net income of $3.799 million for the second quarter of 2013, an improvement of $1.226 million, or 48%, relative to net income in the second quarter of 2012. The increase is primarily the result of lower credit-related costs, including a reduced loan loss provision and lower net expenses on foreclosed assets, partially offset by a drop in net interest income and higher compensation expense. The Company’s return on average assets was 1.09% in the second quarter of 2013, relative to 0.76% in the second quarter of 2012. The Company’s return on average equity also increased, to 8.62% in the second quarter of 2013 from 6.02% in the second quarter of 2012, and diluted earnings per share increased to $0.27 in the second quarter of 2013 from $0.18 in the second quarter of 2012. For the first six months of 2013 the Company recognized net income of $6.132 million, with an annualized return on average equity of 7.04% and return on average assets of 0.89%.

Total assets declined $59 million, or 4%, during the first half of 2013, due to a $70 million drop in gross loan balances that was partially offset by growth in investment securities. Loan volume was primarily impacted by a $66 million decline in mortgage warehouse loans resulting from lower credit line utilization. An $11 million reduction in nonperforming loans also contributed to the decline in gross loans, and total nonperforming assets, including nonperforming loans and foreclosed assets, were reduced by close to $20 million, or 27%, during the first six months of 2013. The Company’s allowance for loan and lease losses was 1.50% of total loans at June 30, 2013, a slight decline relative to the 1.58% ratio at year-end 2012. Total deposits were down $19 million, or 2%, for the first six months of 2013, due to the maturity of a $5 million brokered time deposit and a drop of $23 million in customer time deposits, partially offset by a $9 million increase in total non-maturity deposits. Non-deposit borrowings were reduced by $41 million during the first half of 2013.

“Net income for the recently-concluded quarter is the highest since the fourth quarter of 2009, and provides an indication of our longer-term earnings potential as asset quality improves,” notes James C. Holly, President and CEO. “Building on an already-strong capital position, our positive momentum in 2013 has enabled us to shift our posture and become more proactive. We plan to invest in significant technology upgrades over the course of the next year, and expect to concomitantly roll out a campaign to promote brand awareness and increase Bank of the Sierra’s visibility in growth markets within our current footprint,” he explained. “Challenges are still evident, as loan growth goals remain elusive and net interest margin pressures are not likely to abate in the near-term, and the pace of problem asset resolution could slow somewhat. We will continue to address these issues as we prepare for new initiatives, and we’re optimistic that our efforts will help increase franchise value and position the Company for an even brighter future,” Holly concluded.

Sierra Bancorp Financial Results

July 22, 2013

Financial Highlights

As noted above, net income increased by $1.226 million, or 48%, for the second quarter of 2013 relative to the second quarter of 2012, and by $1.680 million, or 38%, for the first half of 2013 relative to the first half of 2012. Net interest income, however, fell by $273,000, or 2%, for the comparative quarters, and was down $919,000, or 4%, for the comparative year-to-date periods. The decline in net interest income in the second quarter is due to a 21 basis point drop in the Company’s net interest margin partially offset by the impact of a $33 million increase in average interest-earning assets. The increase in average interest-earning assets came from a $60 million increase in the average balance of loans outstanding, partially offset by a drop in average investment balances. For the comparative year-to-date periods, the reduced level of net interest income is due to a 30 basis point drop in our net interest margin partially offset by the impact of a $45 million increase in average interest-earning assets. As with the quarter, the increase in average interest-earning assets was due to growth of $61 million in the average balance of loans outstanding. Negative factors impacting the Company’s net interest margin in 2013 include a shift from higher yielding loan categories to lower-yielding loan types, and lower loan yields across the board resulting from increased competition for quality loans. However, those negatives were partially offset by a shift in average balances from lower-yielding investments into loans, a relatively large increase in the average balance of non-interest bearing demand deposits, a shift in average interest-bearing liabilities from higher-cost borrowed money and time deposits into lower-cost deposit categories, and a slight drop in deposit rates. Also impacting the variance in the Company’s net interest margin were interest reversals on loans placed on non-accrual, and interest recoveries resulting from the favorable resolution of loans that had been on non-accrual status. The Company had net interest recoveries (recoveries less reversals) of $132,000 in the second quarter of 2013, relative to net interest recoveries of only $1,000 in the second quarter of 2012. For the first six months, the Company had net interest recoveries of $121,000 in 2013 relative to net interest recoveries of $146,000 in 2012.

The single largest factor impacting the increase in net income in 2013 was a lower loan loss provision. The Company’s loan loss provision was reduced by $2.710 million, or 86%, in the second quarter of 2013 relative to the second quarter of 2012, and was down $3.860 million, or 65%, for the comparative six-month periods.

Total non-interest income fell by $100,000, or 2%, for the comparative quarters, and $85,000, or 1%, for the year-to-date comparison. The largest component of non-interest income, service charges on deposit accounts, declined by $202,000 for the quarter and $416,000 for the first six months, due in large part to certain debit card interchange fees that were included with service charges on deposits in 2012 but are reflected in other non-interest income in 2013. Loan sale income did not change materially in 2013 relative to 2012, however $71,000 in non-recurring gains on the sale of investments in the first quarter of 2012 led to a drop in investment gains for the comparative year-to-date periods. Other non-interest income increased by $115,000 for the quarter and $422,000 for the first half, due in part to the addition of the aforementioned debit card interchange fees. Additional factors affecting other non-interest income for the comparative periods include the following: Income on bank-owned life insurance (BOLI) associated with deferred compensation plans increased by $180,000 for the second quarter and $119,000 for the first half; a $100,000 non-recurring signing incentive was received in conjunction with our conversion of merchant processing to a new vendor in the first quarter of 2013; and, a second quarter 2012 accrual adjustment to pass-through operating costs associated with our low-income housing tax credit investments caused a $334,000 reduction in non-interest income.

Total non-interest expense increased by $234,000, or 2%, in the second quarter of 2013 relative to the second quarter of 2012, but did not change materially for the comparative year-to-date periods. The largest component of non-interest expense, salaries and benefits, increased by $492,000, or 10%, for the quarter, and $747,000, or 7%, for the first half. The increases were due primarily to regular annual salary adjustments and strategic staff additions that position the Company to take advantage of potential growth opportunities, but also include increases in deferred compensation expense accruals of $164,000 for the second quarter and $188,000 for the first half (related to deferred compensation BOLI income). Occupancy expense also reflects a modest increase in 2013. Other non-interest expenses fell by $291,000, or 7%, for the second quarter and $826,000, or 9%, for the first half, due mainly to lower net costs associated with foreclosed assets.

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Sierra Bancorp Financial Results

July 22, 2013

The Company’s provision for income taxes was 26% of pre-tax income in the second quarter of 2013 and 15% in the second quarter of 2012, and the provision was 20% of pre-tax income for the first half of 2013 relative to 8% for the first half of 2012. The higher tax provisioning rate in 2013 is primarily the result of an increase in taxable income relative to the Company’s available tax credits. Tax credits include those associated with investments in low-income housing tax credit funds, as well as hiring tax credits.

Balance sheet changes during the six months ended June 30, 2013 include a decline in total assets of $59 million, or 4%, due to a drop in loan balances. Loans secured by agricultural real estate actually increased by $32 million during the first half of 2013 and ag production loans were up by $1 million, but aggregate loan balances ended the period almost $70 million lower. The most significant factor in the overall loan decline was a $66 million drop in balances outstanding on mortgage warehouse lines. Commercial loans and leases also declined by $10 million, non-agricultural real estate loans fell by about $22 million, SBA-guaranteed loans were down $1 million, and consumer loans dropped by $3 million. As noted above, the drop in loan balances includes an $11 million reduction in nonperforming loans. Other assets also reflect a drop of $10 million, or 9%, for the first half of 2013, due to a reduction in foreclosed assets and the refund of our remaining $1.7 million in prepaid FDIC assessments. The declines in loans and other assets were partially offset by a $13 million increase in investment securities and a $5 million increase in cash and due from banks.

Total nonperforming loans were reduced by $11 million, or 20%, during the first six months of 2013, and foreclosed assets declined by $9 million, or 45%, for a total reduction of close to $20 million in nonperforming assets. The Company’s ratio of nonperforming assets to loans plus foreclosed assets was 6.47% at June 30, 2013, compared to 8.10% at December 31, 2012 and 6.15% at June 30, 2012. All of the Company’s impaired assets are periodically reviewed, and are either well-reserved based on current loss expectations or are carried at the fair value of the underlying collateral, net of expected disposition costs. In addition to nonperforming assets, the Company had $18 million in loans classified as restructured troubled debt (TDR’s) that were included with performing loans as of June 30, 2013.

The Company’s allowance for loan and lease losses was $12.2 million as of June 30, 2013. This represents a decline of $1.7 million, or 12%, relative to year-end 2012, due primarily to a reduction in general reserves consistent with lower loan balances and improvement in asset quality, as legacy loan balances continue to decline or are replaced by new loans underwritten using more stringent credit criteria. Net loans charged off against the allowance totaled $1.469 million in the second quarter of 2013, a drop of 78% in comparison to net charge-offs of $6.705 million in the second quarter of 2012, while net charge-offs were $3.743 million in the first half of 2013 relative to net charge-offs of $9.330 million in the first half of 2012. The overall allowance declined slightly as a percentage of total loans, to 1.50% at June 30, 2013 from 1.58% at December 31, 2012. Management’s detailed analysis indicates that the Company’s allowance for loan and lease losses should be sufficient to cover credit losses inherent in loan and lease balances outstanding as of June 30, 2013. However, no assurance can be given that the Company will not experience substantial future losses relative to the size of the allowance.

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Sierra Bancorp Financial Results

July 22, 2013

On the liability side of the balance sheet, total deposits declined by $19 million, or 2%, in the first half of 2013, due primarily to the maturity of a $5 million brokered time deposit and the runoff of $23 million in customer time deposits. That runoff was partially offset by a net increase of $9 million, or 1%, in core non-maturity deposits, as declines in interest-bearing transaction accounts and money market deposits were more than offset by increases in non-interest bearing demand accounts and savings deposits. There was no change in the balance of junior subordinated debentures (trust preferred securities), but other interest-bearing liabilities, comprised primarily of Federal Home Loan Bank borrowings, were reduced by $41 million, or 95%, during the first six months of 2013. Total capital increased by about $1 million, or 1%, to $175 million at June 30, 2013. Risk-based capital ratios increased, as well, due to a drop in risk-adjusted assets and the addition of net income to capital (net of dividends paid). As of June 30, 2013, our consolidated regulatory ratios were as follows: total risk-based capital ratio, 20.87%; tier one risk-based capital ratio, 19.62%; and, tier one leverage ratio, 13.82%.

About Sierra Bancorp

Sierra Bancorp is the holding company for Bank of the Sierra (www.bankofthesierra.com), which is in its 36th year of operations and is the largest independent bank headquartered in the South San Joaquin Valley. The Company has over 400 employees and conducts business through 25 branch offices, an online branch, a real estate industries center, an agricultural credit center, and an SBA center.

The statements contained in this release that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties including but not limited to the health of the national and California economies, the Company’s ability to attract and retain skilled employees, customers' service expectations, the Company's ability to successfully deploy new technology, the success of branch expansion, changes in interest rates, loan portfolio performance, the Company’s ability to secure buyers for foreclosed properties, and other factors detailed in the Company’s SEC filings, including the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s most recent Form 10-K and Form 10-Q.

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Sierra Bancorp Financial Results

July 22, 2013

CONSOLIDATED INCOME STATEMENT	3-Month Period Ended:			6-Month Period Ended:
(in $000's, unaudited)	6/30/2013	6/30/2012	% Change	6/30/2013	6/30/2012	% Change
Interest Income	$13,090	$13,612	-3.8%	$25,806	$27,321	-5.5%
Interest Expense	815	1,064	-23.4%	1,689	2,285	-26.1%
Net Interest Income	12,275	12,548	-2.2%	24,117	25,036	-3.7%

Provision for Loan & Lease Losses	450	3,160	-85.8%	2,050	5,910	-65.3%
Net Int after Provision	11,825	9,388	26.0%	22,067	19,126	15.4%

Service Charges	2,215	2,417	-8.4%	4,288	4,704	-8.8%
Loan Sale Income	32	44	-27.3%	68	94	-27.7%
Other Non-Interest Income	1,775	1,660	6.9%	3,776	3,354	12.6%
Gain (Loss) on Investments	-	1	-100.0%	6	71	-91.5%
Total Non-Interest Income	4,022	4,122	-2.4%	8,138	8,223	-1.0%

Salaries & Benefits	5,403	4,911	10.0%	11,323	10,576	7.1%
Occupancy Expense	1,596	1,563	2.1%	3,147	3,052	3.1%
Other Non-Interest Expenses	3,718	4,009	-7.3%	8,068	8,894	-9.3%
Total Non-Interest Expense	10,717	10,483	2.2%	22,538	22,522	0.1%

Income Before Taxes	5,130	3,027	69.5%	7,667	4,827	58.8%
Provision for Income Taxes	1,331	454	193.2%	1,535	375	309.3%
Net Income	$3,799	$2,573	47.6%	$6,132	$4,452	37.7%

Tax Data
Tax-Exempt Muni Income	$672	$685	-1.9%	$1,291	$1,352	-4.5%
Tax-Exempt BOLI Income	$317	$157	101.9%	$824	$742	11.1%
Interest Income - Fully Tax Equiv	$13,436	$13,965	-3.8%	$26,471	$28,017	-5.5%

Net Charge-Offs (Recoveries)	$1,469	$6,705	-78.1%	$3,743	$9,330	-59.9%

PER SHARE DATA	3-Month Period Ended:			6-Month Period Ended:
(unaudited)	6/30/2013	6/30/2012	% Change	6/30/2013	6/30/2012	% Change
Basic Earnings per Share	$0.27	$0.18	50.0%	$0.43	$0.32	34.4%
Diluted Earnings per Share	$0.27	$0.18	50.0%	$0.43	$0.32	34.4%
Common Dividends	$0.06	$0.06	0.0%	$0.12	$0.12	0.0%

Wtd. Avg. Shares Outstanding	14,128,146	14,103,209		14,120,865	14,102,544
Wtd. Avg. Diluted Shares	14,227,335	14,107,640		14,211,910	14,107,416

Book Value per Basic Share (EOP)	$12.38	$12.23	1.2%	$12.38	$12.23	1.2%
Tangible Book Value per Share (EOP)	$11.99	$11.84	1.3%	$11.99	$11.84	1.3%

Common Shares Outstanding (EOP)	14,144,439	14,103,209		14,144,439	14,103,209

KEY FINANCIAL RATIOS	3-Month Period Ended:		6-Month Period Ended:
(unaudited)	6/30/2013	6/30/2012	6/30/2013	6/30/2012
Return on Average Equity	8.62%	6.02%	7.04%	5.23%
Return on Average Assets	1.09%	0.76%	0.89%	0.66%
Net Interest Margin (Tax-Equiv.)	4.04%	4.25%	4.00%	4.30%
Efficiency Ratio (Tax-Equiv.)	63.82%	61.28%	67.67%	65.77%
Net C/O's to Avg Loans (not annualized)	0.18%	0.88%	0.46%	1.23%

AVERAGE BALANCES	3-Month Period Ended:			6-Month Period Ended:
(in $000's, unaudited)	6/30/2013	6/30/2012	% Change	6/30/2013	6/30/2012	% Change
Average Assets	$1,398,790	$1,369,655	2.1%	$1,395,696	$1,350,870	3.3%
Average Interest-Earning Assets	$1,253,018	$1,220,290	2.7%	$1,248,347	$1,202,934	3.8%
Avg Loans & Leases (net of def fees)	$823,943	$763,471	7.9%	$816,437	$755,900	8.0%
Average Deposits	$1,157,984	$1,130,096	2.5%	$1,159,234	$1,111,991	4.2%
Average Equity	$176,769	$171,787	2.9%	$175,705	$171,046	2.7%

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Sierra Bancorp Financial Results

July 22, 2013

STATEMENT OF CONDITION	End of Period:
(in $000's, unaudited)	6/30/2013	12/31/2012	6/30/2012	Annual Chg
ASSETS
Cash and Due from Banks	$66,982	$61,818	$48,926	36.9%
Securities and Fed Funds Sold	393,576	380,188	422,196	-6.8%
Loans Held for Sale	523	210	250	109.2%

Agricultural Loans	23,445	22,482	19,232	21.9%
Comm'l & Industrial Loans & Leases	82,127	92,587	82,699	-0.7%
Mortgage Warehouse Lines	104,204	170,324	109,223	-4.6%
Real Estate Loans	555,883	545,789	554,492	0.3%
SBA Loans	19,493	20,523	20,667	-5.7%
Consumer Loans	25,042	28,090	31,287	-20.0%
Gross Loans & Leases	810,194	879,795	817,600	-0.9%
Deferred Loan Fees	1,237	1,156	887	39.5%
Loans & Leases Net of Deferred Fees	811,431	880,951	818,487	-0.9%
Allowance for Loan & Lease Losses	(12,180)	(13,873)	(13,863)	-12.1%
Net Loans & Leases	799,251	867,078	804,624	-0.7%

Bank Premises & Equipment	20,932	21,830	22,090	-5.2%
Other Assets	97,160	106,779	101,606	-4.4%
Total Assets	$1,378,424	$1,437,903	$1,399,692	-1.5%

LIABILITIES & CAPITAL
Non-Interest Demand Deposits	$357,540	$352,597	$327,223	9.3%
Int-Bearing Transaction Accounts	277,913	281,426	270,441	2.8%
Savings Deposits	131,187	118,547	106,956	22.7%
Money Market Deposits	66,497	71,222	76,982	-13.6%
Customer Time Deposits	311,879	335,242	352,932	-11.6%
Wholesale Brokered Deposits	10,000	15,000	15,000	-33.3%
Total Deposits	1,155,016	1,174,034	1,149,534	0.5%

Junior Subordinated Debentures	30,928	30,928	30,928	0.0%
Other Interest-Bearing Liabilities	1,963	43,069	32,530	-94.0%
Total Deposits & Int.-Bearing Liab.	1,187,907	1,248,031	1,212,992	-2.1%

Other Liabilities	15,346	15,980	14,163	8.4%
Total Capital	175,171	173,892	172,537	1.5%
Total Liabilities & Capital	$1,378,424	$1,437,903	$1,399,692	-1.5%

CREDIT QUALITY DATA	End of Period:
(in $000's, unaudited)	6/30/2013	12/31/2012	6/30/2012	Annual Chg
Non-Accruing Loans	$42,309	$53,094	$36,715	15.2%
Foreclosed Assets	10,834	19,754	14,423	-24.9%
Total Nonperforming Assets	$53,143	$72,848	$51,138	3.9%

Performing TDR's (not incl. in NPA's)	$17,657	$18,652	$35,998	-51.0%

Non-Perf Loans to Gross Loans	5.22%	6.03%	4.49%
NPA's to Loans plus Foreclosed Assets	6.47%	8.10%	6.15%
Allowance for Ln Losses to Loans	1.50%	1.58%	1.70%

OTHER PERIOD-END STATISTICS	End of Period:
(unaudited)	6/30/2013	12/31/2012	6/30/2012
Shareholders Equity / Total Assets	12.7%	12.1%	12.3%
Loans / Deposits	70.1%	74.9%	71.1%
Non-Int. Bearing Dep. / Total Dep.	31.0%	30.0%	28.5%

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